Exhibit 10.28
FORM OF
RESTRICTED STOCK AGREEMENT
PURSUANT TO
THOMAS & BETTS CORPORATION NONEMPLOYEE DIRECTORS EQUITY COMPENSATION PLAN
     This Restricted Stock Agreement (hereinafter “Agreement”) is made as of the <<day>> day of <<month>>, <<year>>, by and between THOMAS & BETTS CORPORATION (hereinafter “Corporation”), a Tennessee corporation, and <<First_Name>><<Name>>, a nonemployee director of the Corporation (hereinafter “Participant”).
     WHEREAS, the Corporation has adopted with the approval of its stockholders the Thomas & Betts Corporation Nonemployee Directors Equity Compensation Plan, attached as Appendix E to the 2004 Proxy Statement and as amended from time to time thereafter (hereinafter “Plan”); and
     WHEREAS, the Committee under the Plan has awarded shares of the Corporation’s Common Stock to the Participant;
     NOW, THEREFORE, in consideration of the foregoing, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Corporation and the Participant, intending to be legally bound, hereby agree as follows:
     1. Issuance of Restricted Stock. Subject to the terms and conditions hereinafter set forth, the Corporation has awarded to Participant a total of <<Grant>>            shares of its Common Stock, par value $.10 per share (hereinafter sometimes “Restricted Stock”). The shares of Restricted Stock actually awarded pursuant to this award are evidenced by a certificate or certificates registered in Participant’s name.
     2. Terms and Conditions. The terms and conditions of the Plan are incorporated by reference herein, and to the extent that any conflict may exist between any term or provision of this Agreement and any term or provision of the Plan, the term or provision of the Plan shall control.
     3. Restriction on Transfer. Except as otherwise provided pursuant to or in accordance with the terms and provisions of this Agreement or the Plan, the shares of Restricted Stock shall not be sold, exchanged, assigned, transferred or permitted to be transferred voluntarily, involuntarily, or by operation of law, delivered, encumbered, discounted, pledged, hypothecated, or otherwise disposed of for << >> <<( )>> months (i.e., until <<month>> <<day>>, <<year>>) (“Restricted Period”).
     During the Restricted Period, certificates evidencing the Restricted Stock shall bear the following legend:
“These shares have been issued pursuant to the Thomas & Betts Corporation (“Corporation”) Nonemployee Directors Equity Compensation Plan (“Plan”) and are subject to forfeiture to the Corporation in accordance with the terms of the Plan and an Agreement between the Corporation and the person in whose name the certificate is registered. These shares may not be sold, pledged, exchanged, transferred, hypothecated or otherwise disposed of except in accordance with the terms of said Plan and said Agreement.”
     4. Deposit of Restricted Stock. In order to induce the Corporation to issue to the Participant the Restricted Stock, Participant consents to the deposit with the Secretary of the Corporation or such other person designated by the Committee, the certificates evidencing the Restricted Stock, together with stock powers or other instruments of transfer required by the Corporation or its counsel appropriately endorsed in blank by him. Such deposits shall remain in effect until the time the Restricted Stock is forfeited under and pursuant to the terms and provisions of Section 5 hereof or until said Restricted Stock shall be released from restrictions under the Plan and the Agreement.
     Participant consents to the appointment of the Secretary of the Corporation, in his official capacity, and his successors in office, or any other person that may be appointed by the Committee under the Plan as Escrow Agent for said shares during the Restricted Period. If during the Restricted Period, Participant’s service as a director of the Corporation is terminated, and the Restricted Stock is forfeited in accordance with Section 5, Participant authorizes the Escrow Agent to cause such certificate or certificates to be canceled on the stock record books of the Corporation. Participant agrees that the Escrow Agent is acting merely as a depository and shall have no liability hereunder except as a depository to retain the Restricted Stock and to dispose of them in accordance with the terms of this Agreement and the Plan. If the Escrow Agent is notified of any adverse claim or demand by any person, he is hereby authorized to hold such certificates until the dispute shall have been settled by the parties and notice submitted to him in writing by all persons so interested, or until the rights of the parties have been finally adjudicated in a court of competent jurisdiction. So long as the Restricted Stock is held in escrow, Participant shall be entitled to all the rights of a stockholder with respect thereto except as may be limited by the terms of the Plan and this Agreement.
     5. Forfeiture of Restricted Stock. Subject at all times to the provisions of this Agreement, if the Participant incurs a Cessation of Directorship (as defined below) before the shares of Restricted Stock have been released from the restrictions on transfer as set forth in Section 3 hereof, such Restricted Stock shall be forfeited to the Corporation unless the Committee shall determine in a particular case that such forfeiture would not be in the best interest of the Corporation. For purposes of this Section 5, “Cessation of Directorship” shall mean the Participant’s service as a director of the Corporation ceases for any reason whatsoever, whether voluntary or involuntary, other than because of (a) the Participant’s death, (b), the Participant’s retirement in accordance with the Corporation’s retirement policy for directors, or (c) the Participant’s permanent disability. In the event the Committee, in its sole discretion, determines that the Participant’s service as a director ceased on account of disability prior to the end of the Restriction Period set forth in Section 3, the Restriction Period shall be deemed to have ended on the later of such disability or six months after the date of this Agreement, as first written above. If the Participant’s employment ceased by reason of retirement (as determined by the Committee) or death prior to the end of the Restriction Period set forth in Section 3, the Restriction Period shall be deemed to have ended on the date of the Participant’s retirement or death (as applicable).
     6. Delivery of Stock and Documents. In the event any shares of Restricted Stock are forfeited to the Corporation, pursuant to the Plan or this Agreement, the Participant shall, to the extent not already deposited with the Escrow Agent, deliver to the Escrow Agent the following:

the certificate or certificates representing the Restricted Stock duly endorsed for transfer and bearing whatever documentary stamps, if any, are necessary, and such assignments, certificates of authority, tax releases, consents to transfer, instruments, and evidences of title of the Participant and of his compliance with this Agreement as may be reasonably required by the Corporation or by its counsel.
     7. Stock Distributions. Any shares of Common Stock of the Corporation received by a Participant as a stock dividend, or as a result of stock splits, recapitalizations, combinations, exchanges of shares, reorganizations, mergers, consolidations or otherwise which are derived directly or indirectly from shares of Restricted Stock shall have the same status, be subject to the same restrictions, and shall bear the same legend as the shares of Restricted Stock and shall be delivered to the Escrow Agent to be held under the same terms and conditions as the Restricted Stock.
     8. Non-Alienation. No Restricted Stock shall be subject to alienation, sale, assignment, pledge, encumbrance or charge and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled to such benefit.
     9. Rights of Stockholder. Subject to the terms and provisions of the Tennessee Business Corporation Act and of this Agreement, the Participant shall have all the rights of a stockholder of the Corporation with respect to the Restricted Stock, including the right to vote the Restricted Stock and to receive all dividends or other distributions paid or made with respect thereto.
     10. Change of Control. In the event the Corporation undergoes a change of control as defined in Section 13(a) of the Plan, the rights of the Participant shall be governed by Section 13(b) of the Plan.
     11. Burden and Benefit. The terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of, the Participant and his executors or administrators, heirs, and personal and legal representatives.
     12. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Tennessee (without regard to principles of conflicts of laws), except to the extent such laws are preempted by federal law.
     13. Modifications. No change or modification of this Agreement shall be valid unless it is written (or electronic) and signed by the parties hereto.
     14. Entire Agreement. This Agreement, together with the Plan, sets forth all of the promises, agreements, conditions, understandings, warranties, and representations between the parties hereto with respect to the shares of Restricted Stock, and there are no promises, agreements, conditions, understandings, warranties, or representations, oral or written, express or implied, between them with respect to the shares of Restricted Stock other than as set forth herein or therein.
     15. Genders. The use of any gender herein shall be deemed to include the other gender and the use of the singular herein shall be deemed to include the plural and vice versa, wherever appropriate.

     16. Notices. Any and all notices required herein shall be addressed: (i) if to the Corporation, to the principal executive office of the Corporation; and (ii) if to the Participant, to his address as reflected in the stock records of the Corporation.
     17. Specific Performance. The parties hereto agree that the shares of Restricted Stock are unique, that the Participant’s failure to perform the obligations provided by this Agreement will result in irreparable damage to the Corporation, and that specific performance of the Participant’s obligations may be obtained by a suit in equity.
     18. Invalid or Unenforceable Provisions. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if the invalid or unenforceable provisions were omitted.
     IN WITNESS WHEREOF, the Corporation and the Participant have executed this Agreement as of the day and year first above written.

ATTEST:	THOMAS & BETTS CORPORATION

By:

Vice President-General Counsel and Secretary	President and Chief Executive Officer

WITNESS:	PARTICIPANT:

<<First Name>><<Name>>